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                                                                   Exhibit n.1.

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Travelers Insurance Company:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports on The Travelers Insurance Company and subsidiaries refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for variable interest entities in 2003.

/s/ KPMG LLP

Hartford, Connecticut
April 5, 2006